Exhibit 99.1

From the desk of Dr. Robert Ronstadt

To: Scott Rickert

Re: Resignation from PEN Inc. Board of Directors

Dear Scott,

Please accept my resignation as a member of PEN Inc.’s board of directors, effective December 1, 2015, assuming this date is acceptable to you. I do so with a strong sense of regret because I have greatly enjoyed my association with you and the other members of PEN’s board. This association has produced many rewarding relationships, some of which reach back more than a decade.

The good news is I’ve had several business and community pursuits that are growing, however they are demanding more of my time and have forced me to reassess my commitments to other endeavors, including PEN. While the decision to leave PEN’s board was not easy, stepping down was less difficult knowing you are in charge, supported by a strong team and strategically positioned for future success.

Looking back, I believe my contribution that made the Nanofilm/ANI merger a reality was one of the best achievements of my professional life. Just how great, only time will tell. I truly believe the company has a massive potential to commercialize world-changing products. With that potential in mind, please don’t hesitate to call upon me to help you and the company in the future. I wish you, Jeanne, Ron, Howard, Doug, and Jim (as well as Paul) continued success in the months and years ahead.

With warm personal regards,

Bob

/s/ Robert Ronstadt